Exhibit 99.4

Board of Directors

BMC Stock Holdings, Inc.

4800 Falls of Neuse Road

Suite 400

Raleigh, NC 27609

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated August 26, 2020, to the Board of Directors of BMC Stock Holdings, Inc. (“BMC”) as Annex D to, and to the references thereto under the headings “Summary—Opinion of BMC’s Financial Advisor”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the BMC Board of Directors; BMC’s Reasons for the Merger”, “The Merger—Opinion of BMC’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving BMC and Builders FirstSource, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Builders FirstSource, Inc. (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC
MOELIS & COMPANY LLC